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                                                                    EXHIBIT 99.3

                               SECOND AMENDMENT TO
                           CHANGE OF CONTROL AGREEMENT

     This Amendment to that certain Change of Control Agreement (the "Agreement") by and between Doyle R. Rippee (the "Employee") and Regions Financial Corporation (the "Company") is made and entered into as of the 1st day of January, 2006, by and between the Employee and the Company, to be effective as of that date.

                                   BACKGROUND

     The Agreement was entered into with the purpose of retaining the Employee's services notwithstanding the possibility of a sale or other Change of Control of the Company. The Company's merger with Union Planters Corporation, which became effective July 1, 2004 (the "UPC Merger"), constituted a Change of Control for purposes of the Agreement. Pursuant to the present Agreement, the Employee will be entitled to certain severance benefits if his employment with the Company and its Affiliates is terminated in a qualifying termination prior to July 1, 2006 (twenty-four (24) months following the UPC Merger). Such a qualifying termination includes the Employee's resignation for any reason during the month of June, 2006 (the 30-day period immediately preceeding July 1, 2006, the second anniversary of the UPC Merger). The Company and the Employee desire to change the Employee's election window period from June, 2006, to June, 2007. The date of the Agreement is set forth at the end of this Amendment.

     NOW THEREFORE, pursuant to Section 11(g) of the Agreement, and in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1(j)(i)(G) of the Agreement is hereby amended to read as follows:

     "(G) a termination of employment by the Employee for any reason during the 30-day period immediately following the first anniversary of the Change of Control; provided, however, that with respect to the UPC Merger, such termination must occur during the 30-day period immediately preceding July 1, 2007, the third anniversary of the UPC Merger."

2. The first clause of Section 3. of the Agreement is amended to read as follows:

     "3. Termination of Employment. If the Employee's employment with the Company and with its Affiliates is terminated for Good Reason as defined in
     Section 1(j)(i)(G) of the Agreement or within twenty-four (24) months following a Change of Control (or within six (6) months prior to a Change of Control if such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control), the Employee shall be entitled to the following compensation and benefits:"

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3. Effect of Amendment. As amended hereby, the Agreement shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement as of the date first set forth above.

                                        REGIONS FINANCIAL CORPORATION


                                        By: /s/ Harry Dinken
                                            ------------------------------------
                                        Name: Harry Dinken
                                              ----------------------------------
                                        Title: EVP Corp. HR Director
                                               ---------------------------------


                                        EMPLOYEE


                                        /s/ Doyle R. Rippee
                                        ----------------------------------------
                                        Name: Doyle R. Rippee

Date of Change of Control Agreement: January 1, 2003


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